UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baxter International Inc.	847.948.2000

                                    One Baxter Parkway
                                    Deerfield, Illinois 60015
March 20, 2007
Dear Shareholder:
You are invited to attend our Annual Meeting of Shareholders on Tuesday, May 1, 2007, at 10:30 a.m., Central Time, at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois. Registration will begin at 9:00 a.m., and refreshments will be served.
Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.
Whether or not you plan to attend in person, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by Internet or by telephone or by signing, dating and returning your proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.
Very truly yours,
Robert L. Parkinson, Jr.
Chairman of the Board,
President and Chief
Executive Officer

Baxter International Inc.	847.948.2000

                                    One Baxter Parkway
                                    Deerfield, Illinois 60015
March 20, 2007
Notice of Annual Meeting of Shareholders
The 2007 Annual Meeting of Shareholders of Baxter International Inc. will be held at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois, on Tuesday, May 1, 2007 at 10:30 a.m., Central Time, for the following purposes:

1.	To elect four directors to hold office for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2007;

3.	To approve the 2007 Incentive Plan; and

4.	To transact any other business that may properly come before the meeting.
Shareholders of record at the close of business on March 2, 2007 will be entitled to vote at the meeting.
By order of the Board of Directors,
David P. Scharf
Corporate Secretary

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Proxy Statement
       The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 1, 2007. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 20, 2007.

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 2, 2007 are entitled to vote. On that day, approximately 649,977,887 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	We offer our registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail, using the enclosed proxy card and return envelope.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

If you give your proxy but do not include specific instructions on how to vote, the persons named as proxies will vote your shares in the following manner:

•	For the election of the Board’s nominees for director;

•	For the ratification of the appointment of PricewaterhouseCoopers LLP as Baxter’s independent registered public accounting firm; and

•	For the approval of the 2007 Incentive Plan.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the persons named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	Who will count the votes?

A:	Automatic Data Processing (ADP), will serve as proxy tabulator and count the votes.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows.

•	Nominees for director receiving the majority of votes cast (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as approval of the 2007 Incentive Plan, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Shared Investment Plan, executive compensation plans, Employee Stock Purchase Plan, and any shares credited to your Incentive Investment Plan (IIP) account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

If you are a current or former Baxter employee with shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee may vote shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 24, 2007.

Proposal 1 — Election of Directors
      Baxter’s Board of Directors currently consists of twelve members and is divided into three classes. The directors in each class serve three-year terms. The Board has nominated the four current directors of Baxter whose terms expire at the 2007 Annual Meeting for re-election as directors.
      In October 2006, the Board approved amendments to Baxter’s Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our amended Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation would not participate in the Board’s decision.
      All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2007 Annual Meeting. Unless proxy cards are otherwise marked, the persons named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.
      Set forth below is information concerning the nominees for election as well as information concerning the current directors in each class continuing after the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR the election of each of the director nominees.
Nominees for Election as Directors (Term Expires 2010)

Blake E. Devitt, age 60, has served as a Director of Baxter since March 2005. Mr. Devitt retired in October 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner from 1994 to 2004 and Director, Pharmaceutical and Medical Device Industry Practice, from 2001 to October 2004.

John D. Forsyth, age 59, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since April 2000 and Chief Executive Officer since August 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions including President and Chief Executive Officer.

Gail D. Fosler, age 59, has served as a Director of Baxter since 2001. Since 1989, Ms. Fosler has held several positions with The Conference Board, a global research and business membership organization. Ms. Fosler is currently Executive Vice President and Chief Economist of The Conference Board and directs its Economics Research Program, which produces economic indicators and analyses, as well as its operations outside the United States. Ms. Fosler is also a director of Caterpillar Inc.

Carole J. Shapazian, age 63, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, she was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999. From 1997 to 1998, she served as Executive Vice President and President of Commercial Imaging for Polaroid.
Directors Continuing in Office (Term Expires 2008)

Joseph B. Martin, M.D., Ph.D., age 68, has served as a Director of Baxter since 2002. Dr. Martin has been the Dean of the Harvard Faculty of Medicine since July 1997. He was Chancellor of the University of California, San Francisco, from 1993 to 1997 and Dean of the UCSF School of Medicine from 1989 to 1993. From 1978 to 1989, he was chief of the neurology department of Massachusetts General Hospital and Professor of Neurology at Harvard Medical School. Dr. Martin also serves as a director of Cytyc Corporation and Scientific Learning Corp.

Robert L. Parkinson, Jr., age 56, is Chairman of the Board, Chief Executive Officer and President of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago’s School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the boards of directors of Chicago-based Northwestern Memorial Hospital and the Northwestern Memorial Foundation as well as Loyola University Chicago’s Board of Trustees.

Thomas T. Stallkamp, age 60, has served as a Director of Baxter since 2000 and was appointed lead director in January 2004. Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group, since July 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice President and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a director of Asahi Tec Corporation, BorgWarner Inc. and Honsel International Technologies S.A.

Albert P.L. Stroucken, age 59, has served as a Director of Baxter since 2004. Mr. Stroucken has served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass and plastics packaging company, since December 2006 and as director since August 2005. From April 1998 to December 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of the Board of H.B. Fuller Company from October 1999 to December 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation.
Directors Continuing in Office (Term Expires 2009)

Walter E. Boomer, age 68, has served as a Director of Baxter since 1997. From 1997 until his retirement in April 2004, General Boomer served as President and Chief Executive Officer of Rogers Corporation, a manufacturer of specialty materials for targeted applications, focused on communications and computer markets. General Boomer also served as Chairman of the Board of Rogers Corporation between April 2002 and April 2004 and continues as director. From 1994 to 1996, he served as Executive Vice President of McDermott International Inc. and President of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a General and Assistant Commandant of the United States Marine Corps after 34 years of service. General Boomer also serves as a director of Cytyc Corporation.

James R. Gavin III, M.D., Ph.D., age 61, has served as a Director of Baxter since 2003. Dr. Gavin has served as President and CEO of MicroIslet, Inc., a biotechnology company focused on transplantation therapy for insulin treated diabetics, since January 2006 and as a director since 2002. Dr. Gavin has served as Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University since January 2005 and as Executive Vice President for Clinical Affairs at Healing Our Village, LLC, in Atlanta since March 2005. From July 2002 to January 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to July 2002 he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. From 1987 to 1991, he was at the University of Oklahoma Health Sciences Center as a Professor and as Chief of the Diabetes Section and Acting Chief of the Section on Endocrinology, Metabolism and Hypertension. Dr. Gavin also serves as a director of Amylin Pharmaceuticals, Inc. and Nuvelo Inc.

Peter S. Hellman, age 57, has served as a Director of Baxter since March 2005. Mr. Hellman has served as President and Chief Financial and Administrative Officer of Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, since March 2004. He plans to retire from this position during the first half of 2007. From February 2000 to March 2004, Mr. Hellman served as Executive Vice President and Chief Financial and Administrative Officer of Nordson Corporation. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which were President and Chief Operating Officer. Mr. Hellman also serves as a director of Qwest Communications International Inc.

K. J. Storm, age 64, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group from 1993 until his retirement in 2002. Mr. Storm is chairman of the Supervisory Board of KLM Royal Dutch Airlines, a member of the Supervisory Board of AEGON N.V. and PON Holdings B.V. and a member of the Board of InBev S.A. and Unilever N.V. and Plc.
Board of Directors
      Baxter’s Board of Directors currently consists of twelve members. The Board has determined that each of the following eleven current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards: Walter E. Boomer, Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Joseph B. Martin, M.D., Ph.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 8 of this Proxy Statement for a discussion of Baxter’s independence standards.
      During 2006, the Board held 9 meetings. All directors attended 93% or more of the aggregate meetings of the Board and Board committees on which they served. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the annual meeting of shareholders, all of the company’s directors attended the annual meeting of shareholders held on May 9, 2006.
Committees of the Board
      The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, and Public Policy Committee. Each committee consists solely of independent directors, as defined by the rules of the New York Stock Exchange, and is governed by a written charter. All committee charters are available on Baxter’s website at www.baxter.com under “Corporate Governance — Board of Directors — Committees of the Board” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.
Audit Committee
      The Audit Committee is currently composed of directors Stallkamp (Chair), Devitt, Hellman, Storm and Stroucken, each of whom is independent under the rules of the New York Stock Exchange. The Board has determined that directors Stallkamp, Devitt, Hellman, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Its duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual internal and external audits; (5) reviewing and discussing earnings press releases prior to their release; (6) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (7) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 13 times in 2006. The Audit Committee Report appears on page 30.

Compensation Committee
      The Compensation Committee is currently composed of directors Forsyth (Chair), Boomer, Shapazian and Stallkamp. The Compensation Committee exercises the authority of the Board relating to employee benefit plans and the compensation of Baxter’s executives. The Compensation Committee may delegate its authority to subcommittees when appropriate. Its duties include: (1) making recommendations for consideration by the Board, in executive session, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of executive officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity plans; and (5) making recommendations to the Board concerning director compensation. The Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board. For a description of Mr. Parkinson’s role in setting compensation for executive officers, please refer to “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 12 of this Proxy Statement. The Compensation Committee met 6 times in 2006. The Compensation Committee Report appears on page 27.
Corporate Governance Committee
      The Corporate Governance Committee is currently composed of directors Boomer (Chair), Devitt, Forsyth and Martin. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. Its duties include: (1) developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting of shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; (5) overseeing the succession planning process for management, including the Chief Executive Officer; (6) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; and (7) developing and implementing an annual process for evaluating Board and committee performance. The Corporate Governance Committee met 4 times in 2006.
Finance Committee
      The Finance Committee is currently composed of directors Storm (Chair), Fosler, Gavin, Hellman and Stroucken. The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding: (1) proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions; (2) dividends; (3) results of the management of pension assets; and (4) risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met 5 times in 2006.
Public Policy Committee
      The Public Policy Committee is currently composed of directors Fosler (Chair), Gavin, Martin and Shapazian. The Public Policy Committee is primarily concerned with the review of the policies and practices of Baxter to ensure that they are consistent with its social responsibility to act with integrity as a global corporate citizen to employees, customers and society. Its duties include: (1) addressing the company’s responsibilities with respect to the health and safety of employees, consumers and the environment; (2) overseeing, reviewing and making recommendations to the Corporate Responsibility

Office as set forth in the company’s Global Business Practice Standards; (3) reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance; and (4) reviewing and making recommendations on the company’s Government Affairs Program, including the company’s positions with respect to pending legislative and other initiatives. The Public Policy Committee met 6 times in 2006.
Corporate Governance
Director Independence
      To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, shareholder or officer of an organization that has a relationship with Baxter). Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by rules of the New York Stock Exchange.
      In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a global diversified company such as Baxter. More specifically, with respect to each of the three most recent fiscal years, the Board evaluated for each of directors Fosler, Hellman and Stroucken, the annual amount of purchases from the company where he or she serves as an executive officer by Baxter, and determined that the amount of purchases in each fiscal year was below two percent of the consolidated gross revenues of each of those companies during the companies last completed fiscal year. In addition, with respect to directors Gavin and Martin, the Board considered the amount of Baxter’s payments to tax exempt organizations where he serves as an executive officer or trustee, and determined that Baxter’s payments constituted less than two percent of the organization’s annual consolidated gross revenues during the organization’s last completed fiscal year.
Corporate Governance Guidelines
      Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Corporate Governance — Guidelines” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.
Global Business Practice Standards
      Baxter has adopted a code of business conduct and ethics, called the Global Business Practice Standards, that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of its Global Business Practice Standards that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on the company’s website, at www.baxter.com under “Corporate Governance.” Baxter’s Global Business Practice Standards are available on Baxter’s website at www.baxter.com under “Corporate Governance — Business Practices” and in print upon request by writing to: Business Practices, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Executive Sessions
      The non-employee directors of the Board met in executive session without management at every regularly scheduled meeting during 2006 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent auditor and management. The Corporate Governance and Compensation Committees also meet in executive session as deemed appropriate.
Lead Director
      Baxter’s lead director is currently Thomas T. Stallkamp. Pursuant to Baxter’s Corporate Governance Guidelines, Mr. Stallkamp presides at all executive sessions of the Board and acts as the liaison between the non-management directors and the Chairman of the Board. In addition, the lead director serves as the contact person to facilitate communications by Baxter employees and shareholders directly with the non-management members of the Board. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.
Communicating with the Board of Directors
      Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications from shareholders and other interested parties directly to the lead director, unless a different director is specified.
Nomination of Directors
      It is the policy of the Corporate Governance Committee to consider candidates for director recommended by shareholders, members of the Board and management. The Corporate Governance Committee also considers directors recommended by the independent search firm retained by the Board to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Shareholder recommendations for candidates for director should be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.
      Pursuant to Baxter’s Corporate Governance Guidelines, nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all shareholders of the company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other Directors and executives in a team effort with a view to a long-term relationship with the company as a director.

•	Have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or national origin, age, and experience in business, government and education and in healthcare, science, technology and other areas relevant to the company’s activities are factors in the selection process. As a majority of the Board must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by the New York Stock Exchange is also a factor in the nominee selection process.
      Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee or its Chair determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and extensive reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.
Executive Compensation
Compensation Discussion and Analysis
      The purpose of this section of the Proxy Statement is to provide investors and other users with necessary information to gain an understanding of Baxter’s compensation policies and decisions regarding its named executive officers.
Objectives of Baxter’s Compensation Program
      The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for recommending to the Board compensation for the Chief Executive Officer and for determining the compensation of the other named executive officers. The Committee acts pursuant to a charter that has been approved by the Board.
      The Committee bases its compensation policies and decisions on the following principles.

•	Compensation should be structured to allow Baxter to motivate, retain and attract executive talent.

•	Compensation should be directly linked to company and individual performance as well as level of responsibility. As an executive officer’s level of responsibility increases so should the amount of such officer’s at-risk compensation.

•	Compensation should be driven by the long-term financial performance of the company and in doing so work to align the interests of management and shareholders.

•	Compensation should reflect the value of each officer’s position in the marketplace and within the company.
Policies and Practices Related to Baxter’s Compensation Program
      Baxter strives to create an overall compensation package for each named executive officer that satisfies these objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. In contrast, cash bonuses and long-term incentives are better able to reflect Baxter’s performance as measured by financial metrics and are well-suited to motivate officers to achieve specific performance goals that the Committee and management have determined are in the best interest of the company. Equity grants are also well-suited to drive long-term performance and align management’s interests with those of shareholders. As discussed below, the Committee uses these incentives in various proportions and at varying levels relative to the market in order to motivate desired performance. The Committee shares the view that as an officer’s responsibility increases so does his or her ability to influence the performance of the company and accordingly, the proportion of his or her compensation that consists of his or her salary and cash bonus should decrease while the proportion of equity incentives to total compensation should increase.
      Benchmarking. As discussed below, the Committee establishes cash bonuses and long-term incentives to be competitive with the 60th percentile of the comparable companies identified below. The Committee believes that this market positioning is consistent with its goal of attracting and retaining talent and appropriately reflects the risk and leverage of the design of the plans pursuant to which such awards are made. In contrast, the Committee establishes base salaries to be competitive with the 50th percentile of comparable companies. The Committee believes that the 50th percentile is the appropriate market positioning for base salaries in light of the risk associated with this element of compensation and is consistent with providing compensation that is competitive with Baxter’s peers.
      Comparable Companies. In making compensation decisions, including assessing the competitiveness of the total compensation structure for each named executive officer, the Committee considers compensation survey data from companies that the Committee has selected as comparable companies (“comparable companies” or the “comparator group”). The Committee periodically reviews the companies that are included as comparable companies and makes revisions to the group as appropriate. In October 2006 and with the assistance of its compensation consultant, the Committee revised the comparable companies to include general industry peers (i.e., companies with $5 to $15 billion of annual revenues) and selected healthcare peers. These selected healthcare peers generally include all of the companies in the Standard & Poor’s 500 Health Care Index except for distribution companies, insurance providers, hospitals, nursing homes and consultants and pure drug discovery and development companies. The comparator group is comprised of approximately 135 companies, of which approximately 35 are healthcare companies. Prior to that time, the comparable companies included selected companies in the pharmaceutical, medical device, and biotech industries included in the Standard & Poor’s 500 Health Care Index, as well as other large non-healthcare companies of similar size and scope.
      Use of Compensation Consultant. The Compensation Committee has directly engaged George B. Paulin, Chairman and Chief Executive Officer of Frederic W. Cook & Co., Inc. as its compensation consultant. Mr. Paulin reports directly to the Committee and is responsible for reviewing Committee materials, attending Committee meetings, assisting the Committee with program design and generally providing advice and counsel to the Committee as compensation issues arise. The Committee also looks to Mr. Paulin for assistance in determining the competitiveness of Baxter’s total compensation structure. From time to time, Hewitt Associates assists the Committee with the compilation of market data.
      Tally Sheets. In setting compensation for each of the named executive officers, the Committee reviews the total annual compensation received by each such officer, including base salary, cash bonuses, long-term incentives, perquisites and post-employment obligations in establishing each element of compensation. The Committee uses Tally Sheets for each of the named executive officers to facilitate this review.
      Stock Ownership Guidelines. The Committee recognizes the importance of equity ownership in the alignment of shareholder and management interests. Accordingly, Baxter’s stock ownership guidelines provide that the Chief Executive Officer is required to achieve ownership of Baxter common stock valued at six times annual base salary, while the multiple for Baxter’s other executive officers is four times annual base salary. All executive officers are expected to satisfy their respective guidelines within five years of becoming an executive officer. As of December 31, 2006, Mr. Parkinson, Mr. Davis, Ms. Amundson, Mr. Arduini and Mr. Greisch were at approximately 142%, 43%, 138%, 104%, and 147% of their respective stock ownership goals. Mr. Davis became an executive officer in May 2006 and is on track to meet his stock ownership requirement within the applicable five-year period.
      Equity Grant Practices. The exercise price of each stock option awarded to our executive officers under our incentive compensation programs is the closing price of our common stock on the date of grant, which is the date when the Compensation Committee acts to approve equity awards for senior executives. Performance-based equity awards are also granted to our named executive officers at this time. The date that the Compensation Committee approves these equity awards is scheduled in advance and is based on the timing of the completion of annual performance reviews and the internal compensation review process.
Elements of Executive Compensation
      Baxter’s compensation program for its named executive officers consists of the following components:

Base Salaries
      The Committee establishes base salaries each year based on each officer’s individual performance within a structure intended to be competitive with the 50th percentile of salaries paid to officers of the comparable companies. At its February 2006 meeting, the Committee reviewed market data provided by Hewitt Associates that indicated that the 50th percentile salary for the position of Chairman and Chief Executive Officer at the comparable companies was $1,198,300 and that the general market salary increase for executives for 2006 was estimated to be 3.7%. In addition to this market data, the Committee discussed and reviewed the individual performances of each of the executive officers. In particular, the Committee reflected on how each individual contributed to improving the financial position of the company as well as its overall organizational development. Based on all of these factors, in February 2006, the Board increased Mr. Parkinson’s salary from $1,140,000 to $1,200,000, a 5.3% increase, and approved salary increases for Mr. Davis, Ms. Amundson, Mr. Arduini and Mr. Greisch that represented increases of 5.3%, 2.5%, 7.1% and 10%, respectively. On May 17, 2006, Mr. Davis was elevated to the role of Chief Financial Officer of the company. In order to reflect this change in responsibilities, the Committee increased Mr. Davis’s salary from $300,000 to $400,000 effective as of such date. The Committee set Mr. Davis’s initial salary below the 50th percentile of salaries paid to Chief Financial Officers at comparable companies to reflect the fact that he is new to this role.

Cash Bonuses
      Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation through the achievement of specified company and individual performance goals. Cash bonuses earned for 2006 performance are shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Cash bonus targets for 2006 were intended to be competitive with the 60th percentile of cash bonus targets for officers at the comparable companies subject to adjustments where appropriate. For example, officers who are new in their roles generally have a target below the 60th percentile. The cash bonuses that are awarded to named executive officers are determined by (i) individual bonus targets, (ii) the funding of Baxter’s Management Incentive Compensation Program (MICP) and (iii) an assessment of each officer’s individual performance. The Committee establishes annual bonus targets for each officer by utilizing market data from the comparable companies. These targets are typically set at the February meeting of the Compensation Committee (or the Board in the case of Mr. Parkinson). The funding of Baxter’s MICP is based on the company’s achievement of certain predetermined annual performance goals. After year-end results are reported, the Committee determines each officer’s bonus based on an assessment of the officer’s individual performance. Individual performance is measured by the officer’s performance compared to the goals and objectives set by the executive at the beginning of the year. Using these measurements, adjustments are made to each officer’s compensation that differentiate individual compensation based on relative performance.

      For 2006, the Committee selected earnings per share, sales and return on invested capital as the performance measures on which to base the company’s performance under the MICP. The relative weight assigned to each of these measures was 50%, 25%, and 25%, respectively. As Baxter met its sales target and exceeded its earnings per share and return on invested capital targets for 2006 by 5.7% and 14.7%, respectively, the Committee approved officer cash bonus funding of 138% of each named executive officer’s target bonus. Actual bonus amounts for 2006 were then adjusted to reflect each officer’s individual performance in 2006. For 2006, the individual assessment adjustments ranged from 120% to 140% of the actual bonus amounts.
      More specifically, at the February 2007 meeting, the Corporate Governance Committee and then the Board reviewed Mr. Parkinson’s performance against the goals approved by the Board at its February 2006 meeting. This review included a discussion of the performance evaluation that Mr. Parkinson submitted to the Corporate Governance Committee, the input of all members of the Board as to Mr. Parkinson’s performance relative to his objectives, as well as a discussion among Mr. Parkinson and the Corporate Governance and Compensation Committees led by the lead director regarding Mr. Parkinson’s performance. As a result of this review, the Board awarded Mr. Parkinson a cash bonus of $3,000,000 for his 2006 performance. This amount reflects cash bonus funding of 138% of Mr. Parkinson’s target bonus as well as upward adjustments that were made by the Board to reflect Mr. Parkinson’s individual performance. In January 2007, each of the other named executive officers completed an evaluation of his or her performance against the performance measurement objectives set by such officer and approved by Mr. Parkinson in February 2006. Mr. Parkinson then met with each of these named executive officers to review the evaluation and provide performance feedback to the officers. Based on these reviews and his own assessment of the officer’s performance, Mr. Parkinson recommended adjustments to each officer’s compensation at the February 2007 meeting of the Compensation Committee. Using the individual performance information that had been gathered in this process, the Compensation Committee then adjusted each officer’s compensation upward to reflect his or her individual performance in 2006.

Long-Term Incentives
      To further align management and shareholder interests and to continue to promote a pay-for-performance philosophy, Baxter maintains a Long-Term Incentive (LTI) plan for its senior executives, including the Chief Executive Officer and the other named executive officers. Awards are made pursuant to the LTI plan in March of each year. The awards granted to the named executive officers in March 2006 provided for a mix of stock options (70%) and restricted stock units (30%). The Committee weighted the mix of these awards to be consistent with the company’s objective of providing compensation that is appropriately balanced from an at-risk compensation perspective. The competitive positioning of the LTI plan ranks at the 60th percentile of the long-term incentive opportunities provided to LTI participants’ counterparts in the comparable companies.
      The awards granted to the named executive officers in March 2006 were calculated using a Total Shareholder Return (TSR) multiplier that could increase or decrease a participant’s stock option and restricted stock unit targets, depending on Baxter’s relative TSR performance in 2005. A participant’s stock option and restricted stock unit targets were intended to equal the 60th percentile of the long-term incentive grant values provided by the comparable companies. The TSR multiplier measures the annual percentage change in Baxter’s TSR compared to the TSR for the Standard & Poor’s 500 Health Care Index. Based on this comparison, a participant’s target LTI award in 2006 could increase up to a maximum of 150% or decrease to a minimum of 75% of target. Actual awards were based on a combination of the participant’s target award, the TSR multiplier and the participant’s individual performance. Baxter’s strong relative TSR performance in 2005 drove increased LTI grants for 2006. For the period of January to December 2005, Baxter’s TSR was 10.63% compared to a TSR of 6.46% for the Standard & Poor’s 500 Health Care Index. In accordance with the TSR multiplier incorporated in the LTI Plan, the participants’ stock option and restricted stock unit targets for 2006 were adjusted to the maximum of 150% of target. Actual stock option and restricted stock unit awards for Baxter’s named executive officers ranged from 80% to 120% of the adjusted targets due to individual performance. The stock option and restricted stock unit awards granted to Mr. Parkinson in March 2006 represented 80% of his adjusted targets, or 120% of his targets.
      For 2007, the Committee amended the LTI plan design to provide for a mix of stock options (50%) and performance share units (50%). The Committee adjusted the mix of the stock options downward in order to reflect the market shift away from stock options in favor of full-value shares. The decision to replace restricted stock units with performance share units was made as a result of the Committee’s interest in more effectively tying these equity awards to company performance on a prospective basis. The performance component of the performance share units will be measured based on Baxter’s Growth in Shareholder Value (GSV). The payout resulting from the vesting of the performance share units will be based on Baxter’s GSV versus the GSV of the healthcare peers included in Baxter’s comparator group during the three-year performance period commencing with the year in which the performance share units are awarded. As discussed above, in October 2006, the Committee reviewed and revised the group of companies included in Baxter’s comparator group. Accordingly, the healthcare companies that Baxter’s GSV will be measured against differ from those companies against which Baxter’s TSR was measured. Depending on how Baxter’s GSV compares, the payout will range from 0% to 200% of the targeted number of performance share units awarded. In order to transition to the amended LTI plan design, the Committee supplemented the March 2007 LTI grants with one-time transitional awards of restricted stock units to the named executive officers (other than Mr. Parkinson) that will vest ratably over three years. The number of restricted stock units in this supplemental grant was determined by estimating the value of the additional equity awards that the officers would have received under the former LTI plan design as a result of Baxter’s 2006 TSR performance relative to its comparator group and then dividing this value in half.

Perquisites
      Baxter has historically provided its named executive officers with certain perquisites that the Committee believes are reasonable, competitive and consistent with Baxter’s overall compensation philosophy. In 2006, these perquisites included: car and financial planning allowances, annual physical exams and home security systems. Named executive officers were also eligible to use the company aircraft for personal travel on a limited basis and only if such aircraft usage had been pre-approved by the Chief Executive Officer. Any such aircraft usage is reviewed annually by the Committee. Effective as of January 1, 2007, Baxter eliminated these perquisites, with the exception of annual physical exams and pre-approved use of the company aircraft for personal travel on a limited basis. This decision was made in response to changes in market practices as well as to address shareholder concerns surrounding the provision of perquisites.

Retirement and Other Benefits
      Each of the named executive officers participates in Baxter’s U.S. pension plan and supplemental pension plans. U.S. tax regulations limit the benefit available to highly compensated employees under qualified pensions plans. As a result, certain amounts of the named executive officers’ eligible compensation are disallowed as pensionable earnings under the pension plan. The supplemental pension plan was put in place to provide a benefit for the amount of eligible compensation that is disallowed under the pension plan. The supplemental pension plan is available to all employees whose benefit under the pension plan is limited by U.S. tax regulations. The company believes that maintaining the supplemental pension plan is appropriate in light of the level of responsibility carried by the plan participants and the retirement benefits provided by competitors. Pursuant to his employment agreement, if Mr. Parkinson remains employed for at least three years his pension benefit will be determined as if he had completed an additional two years of service, and if he remains employed for at least five years, his pension benefit will be determined as if he had completed an additional four years of service. The other named executive officers participate in the pension plan to the same extent and on the same terms as any other eligible Baxter employee. A more detailed discussion of these plans is provided under the caption “Pension Benefits” on page 22 of this Proxy Statement.

      Each of the named executive officers is eligible to participate in Baxter’s deferred compensation plan, the terms of which are more fully described under the caption “Nonqualified Deferred Compensation” on page 23 of this Proxy Statement. The company maintains a deferred compensation plan to further its objective of providing officers with compensation that is competitive with that provided by comparable companies.
      In December 2006, each of the named executive officers (other than Mr. Parkinson) entered into a severance agreement with the company that provides for certain payments in the event of a Change in Control of the company. Mr. Parkinson did not enter into a severance agreement as his current employment agreement provides for payments to him in the event of the termination of his employment including as a result of a Change in Control. For a more detailed discussion of these agreements, please refer to information under the captions “Employment Agreement with Chairman and Chief Executive Officer — Termination of Employment” and “Potential Payments Upon Termination Following A Change-in-Control” on pages 18 and 24 of this Proxy Statement, respectively.
Summary Compensation Table
      The following table shows for the year ended December 31, 2006 the compensation provided by Baxter and its subsidiaries to its Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers. The five individuals identified in the Summary Compensation Table are referred to as the “named executive officers” throughout this Proxy Statement.

						Change in
						Pension
						Value and
					Non-Equity	Non-qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert L. Parkinson, Jr.,	2006	$1,190,769	$1,526,450	$7,036,639	$3,000,000	$691,998	$136,187	$13,582,043
Chairman and Chief Executive Officer
Robert M. Davis,	2006	359,331	146,800	386,154	540,960	22,647	40,641	1,496,533
Chief Financial Officer(6)
Joy A. Amundson,	2006	508,053	586,894	1,423,160	773,214	86,035	78,118	3,455,474
President, BioScience
Peter J. Arduini,	2006	477,077	478,280	705,620	639,216	47,440	91,009	2,438,642
President, Medication Delivery
John J. Greisch,	2006	564,000	613,031	1,630,851	938,952	113,422	79,103	3,939,359
President, International(6)

(1)	Amounts shown in this column relate to restricted stock and restricted stock units granted under the company’s Long-Term Incentive Plan (which we refer to as the LTI Plan) during 2006 and prior years. The amounts are valued based on the compensation cost recognized by the company during 2006 under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123-R). For further information on these awards, see the Grants of Plan-Based Awards table on page 17 of this Proxy Statement.

(2)	Amounts shown in this column relate to stock options granted under the company’s LTI Plan during 2006 and prior years. The amounts are valued based on the compensation cost recognized by the company during 2006 under FAS 123-R. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 (our Annual Report) for a discussion of the relevant assumptions used in calculating the compensation cost under FAS 123-R. For further information on these awards, see the Grants of Plan-Based Awards table on page 17 of this Proxy Statement.

(3)	Amounts shown in this column include bonuses paid for 2006 performance under our officer bonus program. The methodology applied in determining these bonus amounts is discussed under “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses” on page 12 of this Proxy Statement.

(4)	Amounts shown in this column include the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under our Pension Plan and Supplemental Pension Plan.

(5)	Amounts shown in this column include the incremental costs to Baxter of providing the following perquisites to the named executive officers. Except for personal use of company aircraft, we value perquisites based on the amount we actually paid to the third party to obtain such services. The incremental cost of personal use of company aircraft is calculated based on the average variable operating costs of operating the aircraft. Effective as of January 1, 2007, Baxter eliminated these perquisites, with the exception of annual physical exams and pre-approved use of the company aircraft for personal travel on a limited basis. The perquisites reported in the “Other” column below include home security systems, airline club memberships and the cost of obtaining an annual physical exam to the extent such cost is not otherwise covered by insurance.

			Personal Use of
		Financial	Company Aircraft
	Car	Planning	and Commercial
	Allowance	Allowance	Spousal Travel	Other

Mr. Parkinson	$12,000	$10,000	—	$300
Mr. Davis	9,600	3,600	—	4,260
Ms. Amundson	9,600	3,600	$2,507	292
Mr. Arduini	9,600	3,600	—	2,726
Mr. Greisch	10,800	4,800	—	503

Amounts shown in this column also include: (a) the reimbursement by the company of certain tax payments as follows: Mr. Parkinson ($195); Mr. Davis ($2,831); Ms. Amundson ($3,770); Mr. Arduini ($15,135); and Mr. Greisch ($328); (b) dividends paid on restricted stock and restricted stock units held by the named executive officers as follows: Mr. Parkinson ($46,815); Mr. Davis ($2,037); Ms. Amundson ($19,206); Mr. Arduini ($13,386); and Mr. Greisch ($20,516); (c) contributions made by the company to Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) profit sharing plan) on behalf of each of the named executive officers in the amount of $6,600 per officer; (d) contributions made by the company to the Deferred Compensation Plan on behalf of each of the named executive officers as follows: Mr. Parkinson ($58,243); Mr. Davis ($11,200); Ms. Amundson ($31,660); Mr. Arduini ($18,648); and Mr. Greisch ($34,638); (e) the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers as follows: Mr. Parkinson ($2,034); Mr. Davis ($513); Ms. Amundson ($883); Mr. Arduini ($810); and Mr. Greisch ($918); and (f) with respect to Mr. Arduini, $8,684 in relocation expenses and $11,820 related to his attendance at a sales conference organized to recognize performance during 2006. The tax reimbursement amounts included in this column relate to taxes paid by the named executive officers in connection with the perquisites received by such officer described herein.

(6)	Effective May 17, 2006, Mr. Davis was elected to succeed Mr. Greisch as Chief Financial Officer, and Mr. Greisch was elected to serve as President, International. Prior to May 17, 2006, Mr. Davis served as Treasurer.

Grants of Plan-Based Awards

						All Other
					All Other	Option Awards:
		Estimated Future Payouts Under Non-			Stock Awards:	Number of	Exercise or	Grant Date
		Equity Incentive Plan Awards			Number of	Securities	Base Price	Fair Value
					Shares of Stock	Underlying	of Option	of Stock and
		Threshold	Target	Maximum	or Units	Options	Awards	Option Awards
Name	Grant Date	($)	($)(1)	($)	(#)	(#)	($/Sh)	($)(3)

Mr. Parkinson	2/14/2006		$1,620,000
	3/14/2006					546,000	$38.35	$6,186,898
	3/14/2006				58,500			2,243,475
Mr. Davis	5/17/2006		280,000 (2)
	3/14/2006					45,000	38.35	509,909
	5/17/2006					35,000	36.99	379,617
	3/14/2006				6,300			241,605
	5/17/2006				5,500			203,445
Ms. Amundson	2/13/2006		431,000
	3/14/2006					180,000	38.35	2,039,637
	3/14/2006				27,000			1,035,450
Mr. Arduini	2/13/2006		386,000
	3/14/2006					132,000	38.35	1,495,734
	3/14/2006				21,450			822,608
Mr. Greisch	2/13/2006		486,000
	3/14/2006					180,000	38.35	2,039,637
	3/14/2006				27,000			1,035,450

(1)	Represents the target bonus set for 2006 under our officer bonus program. The actual cash bonus paid to each named executive officer for his or her 2006 performance is reported as Non-Equity Incentive Plan Compensation above in the Summary Compensation Table. In each case, the named executive officers received a bonus in excess of his or her target amount based on 2006 performance.

(2)	Mr. Davis’s target bonus for 2006 was set at $180,000 at the February 2006 meeting of the Compensation Committee. It was increased to the amount included in this column on May 17, 2006 to reflect his appointment to serve as Chief Financial Officer.

(3)	Represents the grant date fair value under FAS 123-R of restricted stock units and stock options awarded under our LTI plan during 2006.
Description of Certain Awards Granted in 2006
      As discussed above, Baxter grants equity awards to its senior managers under the LTI Plan in March of each year. In March 2006, the named executive officers received awards of restricted stock units and stock options. The restricted stock units granted in 2006 vest ratably over three-year terms from the date of grant. During the restricted period, the named executive officers do not have any of the rights of shareholders other than the right to receive dividend equivalent payments. The stock options granted in 2006 become exercisable three years from the date of grant or earlier upon death, disability or a specified change in control. The exercise price for stock options granted under the LTI Plan is the price at which Baxter’s common stock was last sold on the New York Stock Exchange on the grant date.
      Except in the case of death or disability, if a named executive officer’s employment is terminated before the 2006 restricted stock unit and stock option awards vest or become exercisable, as applicable, the awards will be forfeited or expire, as applicable. If a named executive officer’s employment is terminated due to death or disability, his or her unvested restricted stock units will vest immediately and his or her unexercisable options will become exercisable for a period of one year from the date of termination (assuming the date of death or disability is after March 14, 2007). If a named executive officer’s employment is terminated after his or her stock options become exercisable (other than by reason of death or disability or as set forth in the next sentence), the options will remain exercisable for a period of three months from the date of termination unless either (i) the officer dies or becomes disabled during this three-month period, in which case the options will expire one year from the date of termination or (ii) the officer is at least 50 years of age and has completed 15 or more years of employment with Baxter, in which case the options will remain exercisable for a period of five years from the date of termination. If a named executive officer’s employment is terminated due to death or disability after his or her stock options become exercisable, the options will expire one year from the date of termination. Any stock options granted on March 14, 2006 that have not previously expired will expire on March 14, 2016.
Employment Agreement with Chairman and Chief Executive Officer
      On April 19, 2004, Baxter entered into an employment agreement with Robert L. Parkinson, Jr. Mr. Parkinson was appointed Chief Executive Officer and was elected as Chairman of the Board in April 2004. There are no other employment agreements between Baxter and its named executive officers.
      Term. The agreement provides for Mr. Parkinson’s employment through April 19, 2007, subject to an automatic day-to-day extension, such that at any time after April 19, 2007, the agreement term shall be two years (subject to earlier termination as described below).
      Salary and Incentive Bonus. Under the agreement, Mr. Parkinson is to receive an annual base salary of not less than $1,100,000, subject to possible increase by the independent directors of the Board. Mr. Parkinson is also eligible to participate in Baxter’s officer bonus program.
      Options and Restricted Stock. Under the agreement, Mr. Parkinson is eligible for equity awards under the LTI Plan. All such awards to Mr. Parkinson shall be commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board.
      Benefits and Perquisites. The agreement also provides for benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. Under the agreement, if Mr. Parkinson remains employed for at least three years, his pension benefit will be determined as if he had completed an additional two years of service. If Mr. Parkinson remains employed for at least five years, his pension benefit will be determined as if he had completed an additional four years of service. Mr. Parkinson is also entitled to perquisites that are customarily provided in connection with his position.
      Non-Competition and Non-Solicitation. Mr. Parkinson has agreed that he will not, directly or indirectly, for a period of two years after the termination of his employment, render services to any competing organization in connection with any competing product within such geographic limits as the company and such competing organizations are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of confidential information or trade secrets. Similarly, Mr. Parkinson may not provide advice as to investment in a competitive business. During his employment and for a period of two years after the termination of his employment, Mr. Parkinson may not solicit or attempt to solicit any party who is then, or during the twelve-month period prior to such solicitation was, a customer or supplier of the company, nor may Mr. Parkinson solicit, entice, persuade or induce any individual who is employed by the company or subsidiaries to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the company.
      Confidentiality. The agreement contains confidentiality provisions prohibiting Mr. Parkinson from using any “Confidential Information” or “Items” (each as defined in the agreement) in any way except in the course of his employment and for the benefit of Baxter. Mr. Parkinson is also precluded from using any Confidential Information or any copy or notes made from any Item embodying Confidential Information for his own benefit or purposes or disclosing such to others. The agreement requires Mr. Parkinson to preserve all Confidential Information that has been or may be obtained by him during his employment as well as after the termination of his employment. Upon termination of his employment, Mr. Parkinson has agreed to turn over all Items to the company.
      Donation to Loyola University Chicago. As an additional condition of his employment, the company agreed to make a $1.5 million donation to Loyola University Chicago over a three-year period. These funds will support certain capital improvements to the School of Business Administration and the development of new curriculum initiatives in the Graduate School of Business. In 2006, Baxter satisfied its commitment with respect to this donation by making its final payment of $500,000 to Loyola University Chicago.
      Termination of Employment. The agreement provides for termination in the event of his death, permanent disability, termination for “Cause” (as defined in the agreement), or “Constructive Discharge” (as defined in the agreement). The agreement also allows for termination by the company or by Mr. Parkinson, including in the event of a “Change in Control” as defined in the company’s 2003 Incentive Compensation Program. The employment agreement also provides for termination upon written notice by either Baxter or Mr. Parkinson.
      In the event of termination, Mr. Parkinson is entitled to his salary for the period ending on his termination date, payment for any unused vacation days as determined in accordance with company policy, any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements, and any pension benefit earned (“base benefits”).
      In the event of termination due to death or disability, in addition to the base benefits previously described, all restricted stock awards and stock options shall fully vest immediately, with the stock options remaining exercisable for the lesser of five years or the term of the grant. Mr. Parkinson and his family members will be entitled to 18 months (36 months in the case of death) of paid COBRA coverage. In the case of disability, Mr. Parkinson will be entitled to the payment of his salary through the commencement of any payments to him under the company’s long-term disability plan.
      If Mr. Parkinson’s employment is terminated without Cause, or due to Constructive Discharge, a Change in Control or non-renewal of his employment agreement, pursuant to the terms of his employment agreement, in addition to base benefits, Mr. Parkinson will be eligible for an annual bonus payment for the performance period in which such termination of employment occurs. In addition, Mr. Parkinson will receive severance payments from the company equal to his annual salary in effect on the date immediately prior to the date of his termination of employment plus the target annual bonus amount for the year in which the termination occurs for a period of at least two years from his date of termination or the last day of his agreement, whichever is greater. All exercise restrictions with respect to stock options will lapse and become fully vested and fully exercisable as of the date of the termination of employment, and all restricted stock awards will fully vest immediately and all restrictions would lapse. The stock options will remain exercisable for the greater of five years after his termination date or the number of days that Mr. Parkinson was employed prior to his termination; however, in no event will the exercise period be greater than the original expiration date of the grant. Mr. Parkinson and his family members will be entitled to 18 months of paid COBRA coverage.

      The following table shows Baxter’s potential payment and benefit obligations to Mr. Parkinson upon his termination under the various circumstances specified in his employment agreement assuming such termination occurred on December 31, 2006.

				Termination without Cause or
				due to Constructive Discharge,
	For			Change in Control or
	Cause	Death	Disability	Non-renewal of Agreement

Base Salary(1)	—	—	$600,000	—
Bonus Payment(2)	N/A	$1,620,000	1,620,000	$1,620,000
Severance Payments(3)	N/A	—	—	5,640,000
Accelerated Vesting of Stock Options(4)	N/A	22,803,138	22,803,138	22,803,138
Accelerated Vesting of Restricted Stock Units(4)	N/A	5,213,813	5,213,813	5,213,813
Accrued Vacation Pay(5)	—	—	—	—
COBRA Coverage	N/A	4,722	2,361	2,213

Total	$0	$29,641,673	$30,239,312	$35,279,164

(1)	As the assumed termination date is December 31, 2006, all salary prior to the termination would have been paid. The amount under disability reflects the base salary (26 weeks) that would be paid to Mr. Parkinson through the commencement of any payments to him under the company’s long-term disability plan.

(2)	Represents full 2006 bonus target. Actual bonus paid would be based on company performance during the applicable performance period.

(3)	Represents twice the amount equal to the sum of Mr. Parkinson’s annual salary as in effect on December 31, 2006 and his target annual bonus amount for 2006.

(4)	Represents the “in-the-money” value of stock options and restricted stock units based on Baxter’s closing stock price on January 3, 2007 ($46.50), the first trading day following the assumed termination date.

(5)	As the assumed termination date is December 31, 2006, all vacation accrued but not used would be forfeited.

Outstanding Equity Awards At Fiscal Year-End

					Stock Awards
	Option Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock That	Units of
	Unexercised	Unexercised	Option	Option	Have Not	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Vested	Have Not
Name	Exercisable	Unexercisable(1)	Price($)	Date	(#)(2)	Vested($)

Mr. Parkinson		650,000	$31.72	4/18/2014	112,125	$5,201,479
		750,750	34.85	3/13/2015
		546,000	38.35	3/14/2016
Mr. Davis		20,000	31.65	11/28/2014	14,133	655,630
		25,000	34.85	3/13/2015
		45,000	38.35	3/14/2016
		35,000	36.99	5/17/2016
Ms. Amundson		60,000	30.32	8/01/2014	48,000	2,226,720
		180,000	34.85	3/13/2015
		180,000	38.35	3/14/2016
Mr. Arduini		80,000	34.07	4/17/2015	40,116	1,860,981
		132,000	38.35	3/14/2016
Mr. Greisch	21,000		53.70	5/31/2012	49,500	2,296,305
	18,900		30.06	11/16/2012
	22,050		27.13	11/18/2013
		60,000	34.51	6/30/2014
		195,000	34.85	3/13/2015
		180,000	38.35	3/14/2016

(1)	The stock options included in this column vest on the date that is three years from the date of grant (or the nearest business day thereto). Accordingly, Mr. Parkinson options vest as follows: 650,000 on April 19, 2007; 750,750 on March 14, 2008; and 546,000 on March 14, 2009. Mr. Davis’s option vest as follows: 20,000 on November 30, 2007; 25,000 on March 14, 2008; 45,000 on March 14, 2009; and 35,000 on May 17, 2009. Ms. Amundson’s options vest as follows: 60,000 on August 2, 2007; 180,000 on March 14, 2008; and 180,000 on March 14, 2009. Mr. Arduini’s options vest as follows: 80,000 on April 18, 2008; and 132,000 on March 14, 2009. Mr. Greisch’s options vest as follows: 60,000 on June 30, 2007; 195,000 on March 14, 2008; and 180,000 on March 14, 2009.

(2)	The restricted stock and restricted stock units included in this column typically vest 1/3 per year from the date of grant. Accordingly, Mr. Parkinson’s restricted stock units vest as follows: 46,312 on March 14, 2007; 46,313 on March 14, 2008; and 19,500 on March 14, 2009. Mr. Davis’s restricted stock units vest as follows: 3,266 on March 14, 2007; 1,833 on May 17, 2007; 3,267 on March 14, 2008; 1,833 on May 17, 2008; 2,100 on March 14, 2009; and 1,834 on May 17, 2009. Ms. Amundson’s restricted stock and restricted stock units vest as follows: 18,000 on March 14, 2007; 3,000 on August 2, 2007; 18,000 on March 14, 2008; and 9,000 on March 14, 2009. Mr. Arduini’s restricted stock units vest as follows: 7,150 on March 14, 2007; 4,333 on April 18, 2007; 7,150 on March 14, 2008; 4,333 on April 18, 2008; and 7,150 on March 14, 2009. Mr. Greisch’s restricted stock and restricted stock units vest as follows: 18,750 on March 14, 2007; 3,000 on June 30, 2007; 18,750 on March 14, 2008; and 9,000 on March 14, 2009. Mr. Arduini was granted 10,000 shares of restricted stock on April 18, 2005. These shares vest on April 18, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

	Number of		Number of
	Shares		Shares
	Acquired	Value	Acquired	Value
	on Exercise	Realized on	on Vesting	Realized on
Name	(#)	Exercise($)	(#)(1)	Vesting($)

Mr. Parkinson	—	—	26,813	$1,028,279
Mr. Davis	—	—	1,167	44,754
Ms. Amundson	—	—	12,000	472,260
Mr. Arduini	—	—	4,334	159,881
Mr. Greisch	—	—	12,750	484,193

(1)	Represents the vesting of restricted stock and restricted stock units awarded under our LTI plan during 2006.
Pension Benefits

		Number		Payments
		of Years	Present	During
		Credited	Value of	Last
		Service	Accumulated	Fiscal
	Plan Name	(#)	Benefit($)	Year($)

Mr. Parkinson	Employment Agreement	2	$564,560	—
	Pension Plan	2	41,273	—
	Supplemental Pension Plan	2	513,896	—
Mr. Davis	Pension Plan	1	10,448	—
	Supplemental Pension Plan	1	12,199	—
Ms. Amundson	Pension Plan	1	17,463	—
	Supplemental Pension Plan	1	68,572	—
Mr. Arduini	Pension Plan	1	11,419	—
	Supplemental Pension Plan	1	36,021	—
Mr. Greisch	Pension Plan	4	61,747	—
	Supplemental Pension Plan	4	194,241	—
      The Baxter International Inc. and Subsidiaries Pension Plan (the “Pension Plan”) is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s Final Average Pay multiplied by the participant’s number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of Pension Plan participation. The Final Average Pay is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.
      The Baxter International Inc. and Subsidiaries Supplemental Pension Plan (the “Supplemental Plan”) is available to all participants in the Pension Plan. It restores benefits that would otherwise be limited by statutory pay and benefit limits. All eligibility and payment conditions are the same as for the Pension Plan. Deferred salary and bonus amounts that may not be included under the Pension Plan are included in the Supplemental Plan.

      As discussed under the caption “Employment Agreement with Chairman and Chief Executive Officer” on page 18 of this Proxy Statement, Mr. Parkinson is eligible for additional benefits under the Pension Plan formula pursuant to his employment agreement. If he remains employed for at least three years, he will be vested under the agreement and his pension benefit will be determined as if he had completed an additional two years of service. If Mr. Parkinson remains employed for at least five years, his pension benefit will be determined as if he had completed an additional four years of service. The employment agreement also provides that Mr. Parkinson is eligible for unreduced early retirement upon vesting with an offset for benefits received under the Pension Plan. The table above reflects the portion of the present value of these additional benefits that has been accrued by Baxter as of December 31, 2006.
      The present value of accumulated benefits has been determined as follows: the accrued benefit was calculated using pensionable earnings and benefit service through 2006; present value of this accrued benefit payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points) was calculated as an annuity payable for the life of the participant only; the present value of the benefit at the assumed payment age was discounted with interest only to the current age as of measurement date.
      The present value of the accrued benefits disclosed in the table above are based on the following assumptions:

Assumption	Value

Discount Rate	6.00%
Postretirement Mortality	Retirement Plan 2000, projected to 2015
Termination/ Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points; for Mr. Parkinson’s employment agreement, completion of three years of service
      Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 8 to our Consolidated Financial Statements for the year ended December 31, 2006 for more information on those assumptions.
Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

Mr. Parkinson	$1,941,420	$58,243	$83,537	—	$2,196,796
Mr. Davis	113,805	11,200	10,599	—	137,854
Ms. Amundson	486,558	31,660	25,070	—	676,200
Mr. Arduini	43,913	18,648	5,707	—	68,269
Mr. Greisch	487,230	34,638	47,237	—	914,199

(1)	Amounts in this column are included in the “Salary” column of the Summary Compensation Table on page 15 of this Proxy Statement or in the “Bonus” column in the Summary Compensation Table in the 2006 Proxy Statement.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table on page 15 of this Proxy Statement.

(3)	Amounts in this column are not included in the Summary Compensation Table as the Baxter International Inc. and Subsidiaries Deferred Compensation Plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) profit sharing plan).

      Each participant in the Deferred Compensation Plan may elect to defer up to 20% of his or her eligible compensation during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the Deferred Compensation Plan includes a participant’s base salary and any cash bonus. Participants in the Deferred Compensation Plan may select a subset of investment elections available to all eligible employees under Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) profit sharing plan). Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the Deferred Compensation Plan dollar-for-dollar up to 3% of a participant’s eligible compensation. Deferrals under the Plan are not recognized as eligible compensation for the qualified pension plan or in calculating benefit pay under Baxter’s welfare benefit plan and result in lower compensation recognized for company matching under the Incentive Investment Plan.
      Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to fifteen years. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “key employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. No distributions will be paid in connection with the termination of a key employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.
Potential Payments Upon Termination Following A Change-in-Control
      In December 2006, each of the named executive officers (other than Mr. Parkinson) entered into a severance agreement with the company that provides for certain payments in the event of certain terminations of employment following a Change in Control of the company. Mr. Parkinson did not enter into a severance agreement as his current employment agreement provides for payments to him in the event of the termination of his employment including as a result of a Change in Control. For a description of the payments to be made to Mr. Parkinson upon termination of his employment, please see “Employment Agreement with Chairman and Chief Executive Officer” on page 18 of this Proxy Statement.
      The severance agreements provide that if a Change in Control of the company occurs and as a result the named executive officer either is terminated or terminates his employment for Good Reason (as defined in the agreement), such named executive officer will receive a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus, and the named executive officer also will be entitled to two years of continued welfare benefit coverage, a pro-rata annual incentive bonus, continued retirement and savings plan accruals for two years, two years of additional age and service credit for retiree welfare benefit purposes, and outplacement expense reimbursement in an amount not exceeding $50,000. The severance agreements also contain non-competition, non-solicitation and non-disparagement covenants binding the named executive officers for two years. A condition for receiving any severance payments under the agreement is the execution by the named executive officer of a customary release of claims in a form reasonably acceptable to the company. In the event that the total payments to a named executive officer under the agreement exceed 110% of the largest amount that would result in no portion of the total payments being subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended, the company will gross-up the severance payments to the officer to cover such excise tax. In the event that the total payments to a named executive officer under the agreement do not exceed 110% of the largest amount that would result in no portion of the total payments being subject to excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended, then the severance payments will be reduced until no portion of the payments is subject to such excise tax.

      The following table shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Mr. Parkinson) assuming that a Change in Control of the company had occurred and as a result the named executive officer either was terminated or terminated his or her employment for Good Reason on December 31, 2006.

	Ms. Amundson	Mr. Arduini	Mr. Davis	Mr. Greisch

Severance Payments	$1,876,000	$1,736,000	$1,360,000	$2,116,000
Pro-Rata Bonus Payments(1)	431,000	386,000	280,000	486,000
Outplacement Expenses	50,000	50,000	50,000	50,000
Accelerated Vesting of Stock Options(2)	4,534,800	2,070,200	1,287,850	4,458,150
Accelerated Vesting of Restricted Stock and Restricted Stock Units(2)	2,232,000	1,865,394	657,185	2,301,750
Additional Payments Related to Retirement Plans	312,964	157,441	135,884	605,752
Health and Welfare Benefit Coverage	14,554	23,971	23,377	24,223
Tax Gross Up Payment	2,760,702	1,953,767	1,281,438	3,117,833

Total	$12,212,020	$8,242,773	$5,075,734	$13,159,708

(1)	Represents full 2006 bonus target. Actual bonus paid would be based on company performance during the applicable performance period.

(2)	These amounts are payable to the named executive officers pursuant to the terms of the grant documents governing these awards rather than the terms of the severance agreements. Represents the “in-the-money” value of stock options and restricted stock units based on Baxter’s closing stock price on January 3, 2007 ($46.50), the first trading day following the assumed termination date.
Director Compensation
      Under Baxter’s non-employee director compensation plan (the “Director Compensation Plan”), non-employee director compensation consists of a combination of cash compensation, stock options and restricted stock, as described below. The summary set forth below describes the Director Compensation Plan as in effect during 2006 unless otherwise indicated.
Cash Compensation
      Under the Director Compensation Plan, each non-employee director receives a $45,000 annual cash retainer (increased to $50,000 effective January 1, 2007). In addition, each non-employee director also receives a $1,000 fee for each Board and each committee meeting attended (increased to $1,500 effective January 1, 2007), and each non-employee director who acts as the chair of any committee meeting receives an additional $1,000 for each meeting chaired by him or her (increased to $1,500 effective January 1, 2007). The lead director receives an additional annual cash retainer of $25,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows deferral of all or any portion of cash payments until Board service ends and provides participants with a select sub-set of investment elections available to all eligible employees under Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) profit sharing plan).
Stock Options
      Each non-employee director receives a grant of stock options annually on the date of the annual meeting of shareholders. Under the Director Compensation Plan, the annual stock option grant to each non-employee director has a target value on the grant date based on a Black-Scholes valuation of $60,000. The stock options become exercisable on the date of the next annual meeting of shareholders, and may become exercisable earlier in the event of the death, disability, or a change in control of Baxter.

Restricted Stock
      Each non-employee director also receives an annual grant of restricted shares of Baxter common stock on the date of the annual meeting of shareholders. The number of restricted shares to be granted to each non-employee director each year equals the quotient of $60,000 divided by the closing sale price for a share of Baxter common stock on the date of the annual meeting. The restricted shares vest on the date of the next annual meeting of shareholders and will be forfeited if the non-employee director leaves the Board for any reason other than death or disability prior to that date. In the event of a change in control of Baxter, all restrictions on the shares will terminate. Until vested, the restricted stock cannot be transferred or sold. During the restriction period, the directors have all of the other rights of a shareholder, including the right to receive dividends and vote the shares. As a result of the amendments discussed above, effective May 2007, directors will receive annual awards of restricted stock units instead of restricted stock and will have the option of deferring the receipt of the shares of stock underlying such restricted stock units until the earlier of three years from the grant date or termination from service as a director.
Director Stock Ownership Guidelines
      Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold common stock equal to five times the annual cash retainer provided to directors.
Director Compensation Table
      The following table provides information on 2006 compensation for non-employee directors who served during 2006.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	Total($)

Walter E. Boomer	$68,000	$59,963	$64,098	$1,084	$193,145
Blake E. Devitt	83,000	59,963	64,098	949	208,010
John D. Forsyth	70,000	59,963	64,098	1,084	195,145
Gail D. Fosler	71,000	59,963	64,098	1,084	196,145
James R. Gavin III, M.D., Ph.D.	65,000	59,963	64,098	1,084	190,145
Peter S. Hellman	78,000	59,963	64,098	949	203,010
Joseph B. Martin, M.D., Ph.D.	64,000	59,963	64,098	1,084	189,145
Carole J. Shapazian	66,000	59,963	64,098	1,084	191,145
Thomas T. Stallkamp	110,000	59,963	64,098	949	235,010
K. J. Storm	75,000	59,963	64,098	1,084	200,145
Albert P.L. Stroucken	77,000	59,963	64,098	1,084	202,145

(1)	Consists of the amounts described above under “Cash Compensation.”

(2)	The grant date fair value of the restricted stock awards granted to each of the directors in 2006 under FAS 123-R is $59,952. As of December 31, 2006, each director had 1,540 shares of restricted stock.

(3)	The grant date fair value of the stock options awards granted to each of the directors in 2006 under FAS 123-R is $65,393. As of December 31, 2006, each director had the following number of options outstanding: Mr. Boomer (101,608); Mr. Devitt (10,490); Mr. Forsyth (22,100); Ms. Fosler (52,530); Dr. Gavin (28,780); Mr. Hellman (10,490); Dr. Martin (43,780); Ms. Shapazian (20,430); Mr. Stallkamp (68,880); Mr. Storm (26,280); and Mr. Stroucken (14,330).

(4)	Amounts in this column include $949 per director of dividends paid on the restricted stock held by each non-employee director during 2006. Amounts in this column also include life insurance premiums of $135 per participating director paid by Baxter in 2006 in order to provide life insurance benefits for non-employee directors. Directors Devitt, Hellman and Stallkamp have waived coverage. Effective as of April 1, 2007, directors are no longer eligible for life insurance benefits.

Compensation Committee Report
      The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
      Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Proxy Statement for the 2007 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation Committee
John D. Forsyth (Chair)
Walter E. Boomer
Carole J. Shapazian
Thomas T. Stallkamp

Security Ownership by Directors and Executive Officers
      The following table sets forth information as of January 31, 2007 regarding beneficial ownership of Baxter common stock by executive officers, directors and director nominees.

Amount and
Nature of
Beneficial
Name of Beneficial Owner	Ownership(1)

Non-employee Directors:
Mr. Boomer	114,918
Mr. Devitt	10,000
Mr. Forsyth	25,374
Ms. Fosler	55,386
Dr. Gavin	31,086
Mr. Hellman	8,560
Dr. Martin(2)(3)	45,998
Ms. Shapazian(2)	20,890
Mr. Stallkamp	81,158
Mr. Storm	28,044
Mr. Stroucken	13,139
Named Executive Officers:
Mr. Parkinson	220,964
Mr. Davis	14,900
Ms. Amundson	60,540
Mr. Arduini	43,173
Mr. Greisch	134,430
All directors and executive officers as a group (24 persons)(2) — (4)	2,333,614

(1)	Except as set forth below, beneficial ownership means the sole power to vote and dispose of shares. None of the holdings represents holdings of more than 1% of outstanding common stock. Amount of shares includes options exercisable within 60 days of January 31, 2007 as follows: Mr. Boomer (95,948 shares); Mr. Devitt (4,830 shares); Mr. Forsyth (16,440 shares); Ms. Fosler (46,870 shares); Dr. Gavin (23,120 shares); Mr. Greisch (61,950 shares); Mr. Hellman (4,830 shares); Dr. Martin (38,120 shares); Ms. Shapazian (14,770 shares); Mr. Stallkamp (63,220 shares); Mr. Storm (20,620 shares); Mr. Stroucken (8,670 shares).

(2)	Includes shares not held directly by the named individual but in a family trust or custodial account as to which the named individual is a trustee, co-trustee or custodian as follows: Dr. Martin (6,210 shares), Ms. Shapazian (4,580 shares).

(3)	Includes shares not held directly by the named individual but held by or for the benefit of his or her spouse as follows: Dr. Martin (560 shares).

(4)	Includes 8,605 shares beneficially owned as of January 31, 2007 by all executive officers as a group in Baxter’s Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power.

Security Ownership by Certain Beneficial Owners
      As of February 14, 2007, the following entity was the only person known to Baxter to be the beneficial owner of more than five percent of Baxter common stock:

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	43,522,365	6.65%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, which indicates that these shares are beneficially owned by FMR Corp. (“FMR”) and various FMR subsidiaries and related persons and entities, including Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser (“Fidelity”), Edward C. Johnson III, Chairman of FMR, Fidelity Management Trust Company, which is a wholly-owned subsidiary of FMR and an investment manager of institutional accounts, and other entities. The Schedule 13G reports sole power to vote or direct the voting of 5,121,883 shares and sole power to dispose or direct the disposition of 43,522,365 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, we believe that all persons filed the reports required by such Section 16(a) of the Securities Exchange Act of 1934, as amended, on a timely basis during or with respect to 2006, other than for two purchases with respect to Peter S. Hellman. The purchases were made by a fiduciary on behalf of Mr. Hellman’s spouse and the resulting shares were held in her brokerage account. Promptly after discovering the omission, Mr. Hellman filed a Form 4 reporting these transactions.
Certain Relationships and Related Transactions
      The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. Related person transactions are reviewed as they arise and are reported to the Committee. The Committee also reviews materials prepared by the Corporate Secretary to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Audit Committee Report
      Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements, management’s assessment of Baxter’s internal control over financial reporting and the effectiveness of Baxter’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2006;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended;

3.	The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed PwC’s independence from Baxter and management with representatives of PwC; and

4.	The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee Thomas T. Stallkamp (Chair) Blake E. Devitt Peter S. Hellman K. J. Storm Albert P.L. Stroucken

Audit and Non-audit Fees
      The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services rendered by PwC during these periods.

	2006	2005

	(Dollars in thousands)
Audit Fees	$10,676	$10,664
Audit-Related Fees	1,796	767
Tax Fees	943	1,957
All Other Fees	223	30

Total	$13,638	$13,418

      Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. Excluding the impact of foreign exchange, the 2006 Audit Fees decreased by 4.1% versus 2005.
      Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations, subsidiary audits and reviews, due diligence services and other assurance services. Audit-Related Fees in 2006 include multi-year carve-out audits of the Transfusion Therapies business.
      Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $807 in 2006 and $1,370 in 2005 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $136 in 2006 and $587 in 2005 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.
      All Other Fees include fees for all other services performed by PwC, including software license fees for certain accounting and audit-related software.
Pre-approval of Audit and Permissible Non-Audit Services
      The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.
      The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax and forensic services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee.
      All audit, audit-related, tax and other services provided by PwC in 2006 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm
      In accordance with its charter, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2007. The Audit Committee requests that the shareholders ratify the appointment. PwC served as the independent registered public accounting firm for Baxter in 2006. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2008 and future years.
      Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.
      One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
      The persons named as proxies intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm, except to the extent a shareholder votes against or abstains from voting on this proposal.
      The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2007.
Proposal 3 — Approval of the 2007 Incentive Plan
General
      The Board of Directors recommends that shareholders approve the Baxter International Inc. 2007 Incentive Plan (the “2007 Plan”). The Board of Directors approved the 2007 Plan on February 13, 2007. It is not anticipated that any awards will be made under the 2007 Plan unless and until shareholder approval is obtained. However, any awards that are made under the 2007 Plan prior to its approval by the shareholders will be conditioned upon shareholder approval of the 2007 Plan. Upon shareholder approval of the 2007 Plan, no further awards will be granted under our 1998 Incentive Compensation Program. The Board of Directors believes that it is in the best interest of Baxter and its shareholders to adopt a new incentive plan. The purposes of the 2007 Plan are to increase shareholder value and to advance the interests of Baxter and its subsidiaries by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents and other persons providing services to Baxter. A summary of the material terms of the 2007 Plan is contained below. This summary should be read with and is subject to the specific provisions of the 2007 Plan, the full text of which is set forth as Appendix A to this Proxy Statement.
      Excluding shares available under Baxter’s employee stock purchase plans, approximately 17.2 million shares remained available for grant under Baxter’s current incentive compensation plans as of December 31, 2006 and approximately 8.1 million shares remained available for grant under Baxter’s incentive compensation plans as of March 16, 2007, following our annual equity grants which occur in March. For the years 2004 through 2006, the number of shares granted as a percentage of the total shares of common stock outstanding of Baxter averaged 1.86%, which percentage is often referred to as Baxter’s burn rate. For further information on our current equity compensation plans, please refer to Equity Compensation Plan Information on page 41 of this Proxy Statement.
      Shareholders are asked to approve the 2007 Plan to qualify stock options as incentive stock options for purposes of Section 422 of the Code, to qualify certain compensation under the 2007 Plan as performance-

based compensation for purposes of Section 162(m) of the Code, and to satisfy New York Stock Exchange guidelines relating to equity compensation.
Key Features of the 2007 Plan
      The 2007 Plan contains features that the Board of Directors believes are consistent with the interests of shareholders and sound governance principles. These features include the following:

•	Flexibility and Performance Ties. The variety of equity and cash awards permitted under the 2007 Plan affords flexibility with respect to the design of long-term incentives that are responsive to evolving regulatory changes and compensation best practices and that can incorporate tailored, performance-based measures.

•	No Discount Options. Stock options (or stock appreciation rights (“SARs”)) may not be granted or awarded with a then-established exercise price of less than the fair market value of Baxter’s common stock on the date of grant or award.

•	No Repricings. The repricing of stock options and stock appreciation rights is prohibited without the approval of shareholders. This prohibition applies both to repricings that involve the lowering of the exercise price of a stock option or stock appreciation right as well as the repricings that are accomplished by canceling an existing award and replacing it with a lower priced award.

•	Compensation Committee Oversight. The 2007 Plan will be administered by Baxter’s Compensation Committee, which is comprised solely of non-employee, independent directors.

•	No Annual “Evergreen” Provision. The 2007 Plan provides for a specific number of shares of Baxter common stock available for awards.

•	Performance-Based Compensation. The 2007 Plan is structured to permit awards that satisfy the performance-based compensation requirements of section 162(m) of the Code so as to enhance deductibility of compensation provided under the 2007 Plan.
Eligibility
      All officers, directors, or other employees of Baxter or its subsidiaries, consultants, independent contractors or agents of Baxter or its subsidiaries, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxter or a subsidiary, including, in each case, directors who are not employees of Baxter or a subsidiary, are eligible to receive awards under the 2007 Plan. As of December 31, 2006, Baxter and its subsidiaries had approximately 48,000 employees.
New Plan Benefits
      The specific individuals who will be granted awards under the 2007 Plan and the type and amount of any such awards will be determined by the Committee (as defined below), subject to annual limits on the maximum amounts that may be awarded to any individual, as described below. Accordingly, future awards to be received by or allocated to particular individuals under the 2007 Plan are not presently determinable.
Administration
      A committee selected by Baxter’s Board of Directors (the “Committee”) will administer the 2007 Plan. The Committee must be comprised of at least two members of the Board of Directors (unless a larger number is required by applicable SEC or stock exchange listing rules). Performance-based awards under the 2007 Plan must be made by a committee that consists solely of outside directors determined under section 162(m) of the Code. Grants of awards to directors who are not employees of Baxter or a subsidiary must be made by the full Board and the full Board will be the Committee with respect to such awards. Otherwise, unless specified by the Board of Directors, the Committee will be the Compensation Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may delegate its responsibilities under the 2007 Plan to one or more of its members or to other persons selected by it. The Committee selects from eligible individuals those persons who will be granted awards under the 2007 Plan (“Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards.
      Subject to the terms and conditions of the 2007 Plan and the individual award agreements, the Committee will have the authority and discretion to: (i) select eligible individuals who will receive awards under the 2007 Plan; (ii) determine the time or times of receipt of awards; (iii) determine the types of awards and the number of shares covered by the awards; (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such awards; (v) modify the terms of, cancel, or suspend awards; (vi) reissue or repurchase awards; and (vii) accelerate the exercisability or vesting of any award. In making such award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contributions to Baxter’s or a subsidiary’s success and such other factors as the Committee deems relevant. The Committee will have the authority and discretion to determine the extent to which awards under the 2007 Plan will be structured to conform to the requirements applicable to performance-based compensation (as discussed below), and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to those requirements. The Committee also has the authority and discretion to conclusively interpret the 2007 Plan, to establish, amend and rescind any rules and regulations relating to the 2007 Plan, to determine the terms and provisions of any agreements made pursuant to the 2007 Plan, to remedy any defect or omission and reconcile any inconsistency in the 2007 Plan or any award, and to make all other determinations that may be necessary or advisable for the administration of the 2007 Plan.
Shares Subject to the 2007 Plan and Limits on Awards
      The maximum number of shares that may be delivered to Participants and their beneficiaries under the 2007 Plan may not exceed 25,000,000 shares of Baxter’s common stock, subject to adjustment as described below. Any shares subject to an award that expires or is forfeited, cancelled, surrendered, or terminated without issuance of shares (including shares attributable to awards that are settled in cash) will again be available for awards under the 2007 Plan. The 2007 Plan will not permit adding shares back to the number available for issuance when a SAR is net settled, when shares are delivered or withheld by Baxter to pay the exercise price or the withholding taxes associated with an award, or when Baxter repurchases shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option. In an acquisition, any awards made and any of the shares delivered upon the assumption of, or in substitution or exchange for, outstanding grants made by the acquired company will not be counted against the number of shares available under the 2007 Plan. Shares used for awards under the 2007 Plan may be shares currently authorized but unissued or currently held or subsequently acquired by Baxter as treasury shares, including shares purchased in the open market or in private transactions. To the extent provided by the Committee, an award under the 2007 Plan may be settled in cash rather than common stock.
      The following additional limits apply to awards under the 2007 Plan: (i) no more than 1,000,000 aggregate shares of common stock may be delivered to Participants and their beneficiaries with respect to incentive stock options; (ii) the maximum number of shares of common stock that may be covered by options and SARs granted to any one Participant in any one calendar year is 1,000,000; (iii) the maximum number of shares of common stock that may be delivered pursuant to full value awards intended to be “performance-based compensation” (as described below) that are granted to any one Participant during any one calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, is 500,000; (iv) the maximum aggregate amount of shares of common stock that may be delivered to Participants and their beneficiaries pursuant to full value awards under the 2007 Plan is 6,500,000; and (v) the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant for performance periods beginning in any one calendar year will be $5,000,000 (pro rated for performance periods of less than twelve months). If awards are denominated in cash but an equivalent amount of shares is delivered in lieu of cash, the applicable limits for performance-based compensation will be applied to the cash based on the methodology used by the Committee to convert the cash into shares. Any adjustment in the amount delivered due to deferred delivery of shares or cash is disregarded for purposes of applying the foregoing limits for performance-based compensation.
      The closing price of a share of Baxter’s common stock on February 28, 2007 was $50.01 per share.
Adjustments
      In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, then the Committee shall, in the manner it deems equitable: (i) adjust the number and kind of shares that may be delivered under the 2007 Plan (including adjustments to the individual limits); (ii) adjust the number and kind of shares subject to outstanding awards; (iii) adjust the number and exercise price of outstanding options and SARs; and (iv) make other adjustments, including without limitation, (A) replacement of awards with other awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment.
Types of Awards
      The types of awards that may be granted by the Committee to Participants under the 2007 Plan are described below.

Stock Options
      The Committee may grant incentive stock options or non-qualified stock options under the 2007 Plan. A stock option gives the Participant the right to purchase shares of common stock at an exercise price determined under the option. Incentive stock options are options that are intended to satisfy the requirements of section 422 of the Code and may only be granted to employees of Baxter and its subsidiaries. The exercise price for an option cannot be less than the fair market value of a share of common stock on the date the option is granted. The Committee may grant options in tandem with SARs, in which case the exercise price of the option and SAR will be the same, and the exercise of the option or SAR with respect to a share will cancel the corresponding tandem SAR or option, as applicable, with respect to such share.
      Options granted under the 2007 Plan will be exercisable in accordance with the terms established by the Committee. The exercise price of an option will be payable in cash or cash equivalents, in shares of common stock valued at fair market value as of the day of exercise (such shares must be shares held by the holder thereof for at least six months prior to the date of exercise or purchased in the open market), or in a combination thereof. The exercise price must be paid in full at the time of exercise (except if the exercise price is paid using cash equivalents, payment may be made as soon as practicable after the exercise). The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an option as the Committee determines to be desirable.
      Except for adjustments to shares in connection with corporate transactions or as approved by Baxter’s shareholders, the exercise price of an option cannot be decreased after the date of grant and no option may be surrendered in consideration for the grant of a replacement option at a lower exercise price.
      In no event will an option expire more than ten years after the date of grant (or such shorter period required by law or the rules of any stock exchange).

Stock Appreciation Rights
      The Committee may grant SARs under the 2007 Plan. An SAR entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. The exercise price of an SAR cannot be less than the fair market value of a share of common stock on the date the SAR is granted. The Committee may grant SARs in tandem with options, in which case the exercise price of the SAR and option will be the same, and the exercise of the SAR or option with respect to a share will cancel the corresponding tandem option or SAR, as applicable, with respect to such share.
      SARs granted under the 2007 Plan will be exercisable in accordance with the terms established by the Committee; provided, however, that SARs may only be exercised with respect to whole shares. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an SAR as the Committee determines to be desirable.

Full Value Awards
      The Committee may grant full value awards under the 2007 Plan. A “full value award” is the grant of one or more shares of common stock or a right to receive one or more shares of common stock in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

•	The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

•	The grant may be contingent on the achievement of performance or other objectives during a specified period.

•	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.
      The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with Baxter or its subsidiaries, without achievement of performance targets or performance measures (as described below) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, involuntary termination or otherwise in connection with a change in control, or retirement).

Cash Incentive Awards
      The Committee may grant “cash incentive awards” under the 2007 Plan which is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of common stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.
Performance Measures
      An income tax deduction for Baxter will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options and SARs granted under the 2007 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m).
      The performance measures that may be used by the Committee for such awards will be based on any one or more of the following, as selected by the Committee: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; or (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like.
      In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee; provided that the Committee will have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.
      For awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures will be made during the period required under Code section 162(m).
Dividends and Dividend Equivalents
      Awards may provide for the payment or crediting of dividends or dividend equivalents with respect to the underlying shares, subject to the same conditions, restrictions and contingencies that apply to the underlying shares unless the Committee determines otherwise.
No Repricing
      Except as approved by Baxter’s shareholders or as adjusted for corporate transactions described below, the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to Baxter as consideration for the grant of a replacement option or SAR with a lower exercise price.
Special Director Provisions
      Notwithstanding any other provision of the 2007 Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors shall be made in accordance with the terms of the Director Compensation Plan, and all such awards shall be deemed to be made under the 2007 Plan. As discussed above under the caption entitled “Director Compensation” on page 26 of this Proxy Statement, the Director Compensation Plan provides for formulaic equity grants to directors. Directors receive annual grants of stock options and restricted stock units on the date of the annual shareholders meeting, in each case in an amount having a value equal to $60,000.
Amendment and Termination
      The 2007 Plan may be amended or terminated at any time by the Board of Directors provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected beneficiary), adversely affect the rights of any Participant or, if applicable, beneficiary under any award granted under the 2007 Plan prior to the date such amendment is adopted by the Board of Directors (or the Committee, if applicable). Adjustments relating to corporate transactions are not subject to the foregoing limitations. No amendment will be made to the provisions of the 2007 Plan relating to prohibitions on repricing without the approval of Baxter’s shareholders and no other amendment will be made to the 2007 Plan without the approval of Baxter’s shareholders if shareholder approval of such amendment is required by law or the rules of any stock exchange on which shares of common stock are listed.
      It is the intention of Baxter that, to the extent that any provisions of the 2007 Plan or any awards granted under the 2007 Plan are subject to section 409A of the Code (relating to nonqualified deferred compensation), the 2007 Plan and the awards comply with the requirements of section 409A of the Code and it is the intention of Baxter that 2007 Plan and awards will be administered in good faith in accordance with such requirements and that the Committee will have the authority to amend any outstanding Awards to conform to the requirements of section 409A. Baxter, however, does not guarantee that awards under the 2007 Plan will comply with section 409A and the Committee is under no obligation to make any changes to any awards to cause such compliance.
Transferability
      To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. The Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. Incentive stock options may not be transferred to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.
United States Federal Income Tax Consequences
      The following discussion is based on United States Federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the 2007 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 2007 Plan. Baxter recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
      Under present Federal income tax laws, awards granted under the 2007 Plan will have the following tax consequences:
Non-Qualified Options
      The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Baxter will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

      The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise.
Incentive Stock Options
      The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Baxter or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
      The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.
      If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Baxter will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
      If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to Baxter, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights
      The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to Baxter. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
Full Value Awards
      A Participant who has been granted a full value award will not realize taxable income at the time of grant, and Baxter will not be entitled to a deduction at that time, if (i) the award is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of other objectives, and (ii) the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and Baxter will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by Baxter.
Cash Incentive Awards
      A Participant will realize taxable income at the time the cash incentive award is distributed, and Baxter will be entitled to a corresponding deduction.
Change of Control
      Any acceleration of the vesting or payment of awards under the 2007 Plan in the event of a Change of Control (as defined under Section 280G of the Code) in Baxter may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and which may not be deductible by Baxter.
Required Vote
      Approval of this proposal requires the affirmative vote of a majority of the shares of Baxter common stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against the approval of this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may not vote such shares with respect to this proposal.
      The Board of Directors recommends that shareholders vote FOR the approval of the 2007 Incentive Plan.

Equity Compensation Plan Information
      The following table provides information relating to shares of common stock that may be issued under Baxter’s existing equity compensation plans as of December 31, 2006.

	Number of		Weighted-	Number of Shares
	Shares to be		Average	Remaining Available for
	Issued upon Exercise		Exercise Price	Future Issuance Under
	of Outstanding		of Outstanding	Equity Compensation
	Options, Warrants		Options, Warrants	Plans (Excluding Shares
	and Rights		and Rights	Reflected in column a)
Plan Category	(a)		(b)	(c)

Equity Compensation Plans Approved by Shareholders(1)	54,935,580	(2)	$38.78 (3)	21,371,653 (4)
Equity Compensation Plans Not Approved by Shareholders(5)	8,815,048	(2)(6)	36.65	2,093,217 (7)

Total	63,750,628	(8)	38.48	23,464,870

(1)	Consists of the 1998, 2000, 2001 and 2003 Incentive Compensation Programs (collectively, the “Programs”) and the Employee Stock Purchase Plan for United States Employees and the Employee Stock Purchase Plan for International Employees (collectively, the “Employee Stock Purchase Plans”).

(2)	Excludes purchase rights under the Employee Stock Purchase Plans. Under the Employee Stock Purchase Plans, eligible employees may purchase shares of common stock through payroll deductions of up to 12 percent of base pay at a purchase price equal to 95 percent of the closing market price on the purchase date (as defined by the Employee Stock Purchase Plans). A participating employee may not purchase more than $25,000 in fair market value of common stock under the Employee Stock Purchase Plans in any calendar year and may withdraw from the Employee Stock Purchase Plans at any time.

(3)	Restricted stock units are excluded when determining the weighted-average price of outstanding options.

(4)	Includes (i) 5,145,217 shares of common stock available for purchase under the Employee Stock Purchase Plan for United States Employees as of December 31, 2006; (ii) 1,230,044 shares of common stock available under the 1998 Incentive Compensation Program; (iii) 4,363,024 shares of common stock available under the 2000 Incentive Compensation Program; (iv) 6,321,973 shares of common stock available under the 2001 Incentive Compensation Program; and (v) 4,311,395 shares of common stock available under the 2003 Incentive Compensation Program.

(5)	Consists of the 2001 Global Stock Option Plan, 3,500,000 additional shares of common stock available under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by shareholders, and various other plans that are described below.

(6)	Of the 8,815,048 shares issuable upon exercise of outstanding options granted under equity compensation plans not approved by shareholders, 4,621,700 shares are issuable upon exercise of options granted in February 2001 under the 2001 Global Stock Option Plan, 1,569,689 shares are issuable upon exercise of options granted under the 2001 Incentive Compensation Program pursuant to an amendment thereto not approved by shareholders, and 2,623,659 shares are issuable upon exercise of options granted under various other plans which are described below.

(7)	Consists of (i) 1,106,320 shares of common stock available for purchase under the Employee Stock Purchase Plan for International Employees and (ii) 986,897 additional shares of common stock available under the 2001 Incentive Compensation Program. Although the Employee Stock Purchase Plan for International Employees and the 2001 Incentive Compensation Program have been approved by the company’s shareholders, the additional shares in (i) and (ii) have been approved by the company’s Board of Directors but not by the company’s shareholders.

(8)	Includes outstanding awards of 62,551,776 stock options, which have a weighted-average exercise price of $38.48 and a weighted-average remaining term of 5.8 years, and 1,198,852 shares issuable upon the vesting of restricted stock units.
      The material features of each equity compensation plan under which equity securities are authorized for issuance that was adopted without the approval of shareholders are described below.
2001 Global Stock Option Plan
      The 2001 Global Stock Option Plan is a broad-based plan that was adopted by Baxter’s Board of Directors in February 2001 to enable Baxter to make a special one-time stock option grant to eligible non-officer employees worldwide. On February 28, 2001, Baxter granted a non-qualified option to purchase 200 shares of common stock at an exercise price of $45.515 per share (post 2001 stock split) to approximately 44,000 eligible employees under the 2001 Global Stock Option Plan. The exercise price of these options equals the closing price for Baxter common stock on the New York Stock Exchange on the grant date. The options became exercisable on February 28, 2004, which was the third anniversary of the grant date, and expire on February 25, 2011. If an option holder leaves Baxter after the vesting date, then the option will expire three months after the holder leaves the company.
Other Stock Option Grants Not Approved by Shareholders
      Baxter has made several stock option grants outside of the Programs approved by shareholders. However, the terms and conditions of each of these grants provide that the provisions of either the 1994 Incentive Compensation Program or the 1998 Incentive Compensation Program, as the case may be, govern these stock option grants (except for the limit on shares available under these Programs). Accordingly, the terms and conditions of these grants are consistent with the terms of the Programs, which were previously approved by shareholders.
      The Compensation Committee approved the following grants of non-qualified stock options: options to purchase 1,685,538 shares granted in February 1997 to Baxter employees; options to purchase 13,588 shares granted in November 1997 to members of Baxter’s scientific advisory board; options to purchase 2,621,855 shares granted in November 1997 to Baxter employees; options to purchase 4,305,501 shares granted in February 1998 to Baxter employees; and options to purchase 5,625,114 shares granted in February 2000 to Baxter employees. The exercise price of these stock options is equal to the fair market value of Baxter common stock on the date of grant, which is the closing sale price of the common stock as reported on the New York Stock Exchange composite reporting tape on the grant date. The exercise price of the options may be paid in cash or in certain shares of Baxter common stock. All of the stock options granted under these programs have vested as of the date hereof.
Other Information
Attending the Annual Meeting
      The 2007 Annual Meeting of Shareholders will take place at the Chicago Cultural Center, 78 East Washington Street, Chicago, Illinois on Tuesday, May 1, 2007 at 10:30 a.m., Central Time.
      Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card or by following the instructions provided when you vote by Internet or telephone. Shareholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered shareholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Reducing Mailing Expenses
      Duplicates: If you receive more than one copy of the 2007 Annual Report to Shareholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote by Internet or telephone. At least one account at your address must continue to receive an annual report, unless you elect to view future documents by Internet.
      Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered shareholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and annual report.
Shareholder Proposals for the 2008 Annual Meeting
      Any shareholder who intends to present a proposal at Baxter’s annual meeting to be held in 2008, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 20, 2007 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.
      Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an annual meeting of shareholders to submit their proposal to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year’s annual meeting.
      To be eligible for consideration at the 2008 annual meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 8 and March 10, 2008. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.
      All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.
Cost of Proxy Solicitation
      Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.
      In addition, Baxter has retained Georgeson Shareholder Communications Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Georgeson a fee of $10,000 plus expenses for these services.

Appendix A
BAXTER INTERNATIONAL INC.
2007 INCENTIVE PLAN
SECTION 1
General
      1.1 Purpose. Baxter International Inc., a Delaware corporation (“Baxter”), has established the Plan to increase shareholder value and to advance the interests of Baxter and the Subsidiaries (collectively, the “Company”) by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company.
      1.2 Effect on Prior Plan. After the Approval Date, no further awards will be made under the Baxter International Inc. 1998 Incentive Compensation Program (the “1998 Program”) and Shares reserved for issuance thereunder shall not be available for future awards thereunder after the Approval Date.
SECTION 2
Defined Terms
      The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Agreement” shall have the meaning set forth in subsection 8.8.

(c) “Approval Date” means the date on which the Plan is approved by Baxter’s shareholders.

(d) “Award” means any award described in Section 6 or 7 of the Plan.

(e) “Beneficiary” means, to the extent applicable, the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(f) “Board” means the Board of Directors of Baxter.

(g) “Cash Incentive Award” has the meaning set forth in subsection 7.1(b).

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” has the meaning set forth in subsection 3.1

(j) “Effective Date” has the meaning set forth in subsection 8.1.

(k) “Eligible Individual” means any officer, director, or other employee of Baxter or a Subsidiary, consultants, independent contractors or agents of Baxter or a Subsidiary, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxter or a Subsidiary, including, in each case, directors who are not employees of Baxter or a Subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Expiration Date” has the meaning set forth in subsection 6.9.

(n) “Fair Market Value” of a Share means, as of any date and except as otherwise provided by the Committee, the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape (or if the Shares are not traded on the New York Stock Exchange, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of Shares are reported on such date, the closing sale price of a Share on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.

(o) “Full Value Award” has the meaning set forth in subsection 7.1(a).

(p) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(q) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(r) “Option” has the meaning set forth in subsection 6.1(a).

(s) “Outside Director” means a director of Baxter who is not an officer or employee of Baxter or any Subsidiary.

(t) “Participant” shall have the meaning set forth in Section 4.

(u) “Performance-Based Compensation” shall have the meaning set forth in subsection 7.3.

(v) “Performance Criteria” means performance targets based on one or more of the following criteria: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, special, or non-recurring events and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission.

(w) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.

(x) “SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 6.1(b).

(y) “Share” means a share of common stock, $1.00 par value, of Baxter.

(z) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by Baxter (or by any entity that is a successor to Baxter), and any other business venture designated by the Committee in which Baxter (or any entity that is a successor to Baxter) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of Baxter within the meaning of section 424(f) of the Code.

(aa) “Substitute Award” means an Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary of the Company or with which the Company or a Subsidiary combines.

(bb) “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and ceases to perform material services for the Company (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by Baxter or the Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

SECTION 3
Administration
      3.1 Administration By Committee. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 3.2 (the “Committee”) in accordance with this Section 3. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
      3.2 Selection of Committee. So long as Baxter is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan that is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations; provided, however, that as of the Effective Date and continuing thereafter unless and until otherwise specified by the Board, the Committee shall be the Compensation Committee of the Board.

Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.
      3.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a) Subject to the provisions of the Plan (including subsection 3.3(e)), the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of Shares covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, (v) modify the terms of, cancel, or suspend Awards; (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to Baxter’s or a Subsidiary’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to remedy any defect or omission and reconcile any inconsistency in the Plan or any Award, and to make all other determinations that may be necessary or advisable for the administration of the Plan including the termination thereof.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted is expressly stated in the Agreement reflecting the Award and is permitted by applicable law).
      3.4 Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
      3.5 Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.
      3.6 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall Baxter or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of Baxter or a Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Baxter against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
SECTION 4
Participation
      Subject to the terms and conditions of the Plan, a “Participant” in the Plan is any Eligible Individual to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by Baxter and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by Baxter or any Subsidiary.
SECTION 5
Shares Reserved and Limitations
      5.1 Shares and Other Amounts Subject to the Plan. The Shares for which Awards may be granted under the Plan shall be subject to the following:

(a) The Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by Baxter as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the provisions of subsection 5.2, the number of Shares which may be issued with respect to Awards under the Plan shall be equal to 25 million Shares, not more than 6.5 million of which shall be subject to Full Value Awards. Except as otherwise provided herein, any Shares subject to an Award or an award granted under the 1998 Program that is outstanding on the Approval Date which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of Shares (including Shares attributable to Awards that are settled in cash) shall again be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) Shares delivered to or withheld by Baxter to pay the exercise price or the withholding taxes related to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

(c) Substitute Awards shall not reduce the Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any calendar year pursuant to subsection 5.1(g) or subsection 5.1(h).

(d) Except as expressly provided by the terms of this Plan, the issuance by Baxter of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of Baxter or any Subsidiary convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(e) To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

(f) Subject to the following provisions of this subsection 5.1, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 1 million; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentives Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(g) The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall be 1 million. For purposes of this subsection 5.1(g), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of applying the limitations of this subsection 5.1(g).

(h) For Full Value Awards that are intended to be Performance-Based Compensation, no more than 500,000 Shares may be subject to Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 5.1(h) that are intended to be Performance-Based Compensation shall be subject to the following:

(i) If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(ii) If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Shares are earned shall be disregarded.

(i) For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve month performance period shall equal $5,000,000 (pro rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this subsection 5.1(i) that are intended to be Performance-Based Compensation, shall be subject to the following:

(i) If the Awards are denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Shares.

(ii) If delivery of Shares or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.
      5.2 Adjustments to Shares. In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the Shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, then the Committee shall, in the manner it deems equitable, (a) adjust the number and kind of shares that may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 5.1); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the number and Exercise Price of outstanding Options and SARs; and (d) make other adjustments, including, without limitation, (i) replacement of Awards with other Awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment.

SECTION 6
Options and SARS
      6.1 Definitions.
      (a) The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Baxter or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.
      (b) A grant of a “stock appreciation right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of Shares at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.
      (c) An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a Share shall cancel the corresponding tandem SAR or Option right with respect to such share.
      6.2 Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 6 and shall determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan.
      6.3 Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code.
      6.4 Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a Share on such date (or, if greater, the par value of a Share on such date).
      6.5 Exercise/ Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a) An Option or SAR granted under this Section 6 shall be exercised, in whole or in part (but with respect to whole Shares only) by giving notice to Baxter prior to the Expiration Date applicable thereto. Such notice shall specify the number of Shares being exercised and such other information as may be required by the Committee.

(b) No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date.

(c) The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant. Notwithstanding the foregoing, in no event shall an Option or SAR granted to any employee become exercisable or vested prior to the first anniversary of the date on which it is granted (subject to acceleration of exercisability and vesting, to the extent permitted by, and subject to such terms and conditions determined by the Committee, in the event of the Participant’s death, disability, retirement, or involuntary termination or in connection with a change in control).

      6.6 Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 shall be subject to the following:

(a) Subject to the following provisions of this subsection 6.6, the full Exercise Price of each Share purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the Shares so purchased shall be delivered to the person entitled thereto.

(b) Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, Shares valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that Shares may not be used to pay any portion of the Exercise Price unless (i) the holder thereof has good title, free and clear of all liens and encumbrances, and (ii) the holder has held the Shares for at least six months or has purchased the Shares on the open market.
      6.7 Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.
      6.8 No Repricing. Except for adjustments pursuant to subsection 5.2 (relating to the adjustment of Shares) or reductions of the Exercise Price approved by Baxter’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Baxter as consideration for the grant of a replacement Option or SAR with a lower exercise price. In addition, no repricing of an Option or SAR shall be permitted without the approval of Baxter’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed.
      6.9 Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that in no event shall the Expiration Date of an Option or SAR be later than the date that is ten years after the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange).
SECTION 7
Full Value Awards and Cash Incentive Awards
      7.1 Definitions.
      (a) A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

(i) The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(ii) The grant may be contingent on the achievement of performance or other objectives during a specified period.

(iii) The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv) The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.
      (b) A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.
      7.2 Special Vesting Rules. If an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with Baxter or one or more Subsidiaries, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject, to the extent provided by, and subject to such terms and conditions determined by, the Committee, to pro rated vesting over the course of such three year period and to acceleration of vesting in the event of the Participant’s death, disability, involuntary termination or otherwise in connection with a change in control, or retirement). The foregoing requirements shall not apply to (a) grants made to newly eligible Participants to replace awards from a prior employer and (b) grants that are a form of payment of earned performance awards or other incentive compensation.
      7.3 Performance-Based Compensation. Any Full Value Award or Cash Incentive Award granted to any Participant may constitute “Performance-Based Compensation” within the meaning of section 162(m) of the Code and regulations thereunder. If any such award is intended to satisfy the requirements for Performance-Based Compensation under section 162(m) of the Code, then to the extent required by section 162(m), any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a) The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee shall be based on one or more of the Performance Criteria.

(b) A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 7.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c) Except as otherwise provided by the Committee, if a Participant’s Termination Date occurs because of death or disability, the Participant’s Full Value Award or Cash Incentive Award shall become vested without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation.
Nothing in this Section 7 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, Baxter or any Subsidiary from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that to the extent that the provisions of this Section 7 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.
SECTION 8
Operation and Administration
      8.1 Effective Date and Approval Date. The Plan will be effective as of the date it is adopted by the Board (the “Effective Date”); provided, however, that Awards granted under the Plan prior to the Approval Date will be contingent on approval of the Plan by Baxter’s shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the date on which the Plan is adopted by the Board
      8.2 Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors shall be made in accordance with the terms of the Baxter International Inc. Non-Employee Director Compensation Plan, as amended, and all such awards shall be deemed to be made under the Plan.
      8.3 Limit on Distribution. Distribution of Shares or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, Baxter shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
      8.4 Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
      8.5 Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 8.5, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

      8.6 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of Baxter at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.
      8.7 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
      8.8 Agreement With Baxter or Subsidiary. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with Baxter or the Subsidiary, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.
      8.9 Limitation of Implied Rights.
      (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company any Subsidiary that the assets of such companies shall be sufficient to pay any benefits to any person.
      (b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of Baxter prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.
      8.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
      8.11 Action by Baxter or Subsidiary. Any action required or permitted to be taken by Baxter or any Subsidiary shall be by resolution of its board of directors or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of Baxter.
      8.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular and the term “or” also means “and/or” and the term “including” means “including but not limited to”.
      8.13 Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.
      8.14 Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Baxter or a Subsidiary operates or has employees.
SECTION 9
Amendment and Termination
      The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected Beneficiary), adversely affect the rights of any Participant or, if applicable, Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 5.2 shall not be subject to the foregoing limitations of this Section 9; and further provided no amendment shall be made to the provisions of subsection 6.8 (relating to Option and SAR repricing) without the approval of Baxter’s shareholders; and provided further, that no other amendment shall be made to the Plan without the approval of Baxter’s shareholders if the approval of Baxter’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shares are listed. It is the intention of Baxter that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Plan and Awards be administered in good faith in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with section 409A and the Committee is under no obligation to make any changes to any Awards to cause such compliance.

BAXTER INTERNATIONAL INC.
C/O PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2007. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Baxter International Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. At any time during the year, you may elect to receive or access shareholder communications electronically in future years by enrolling at www.econsent.com/bax.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Baxter International Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BAXTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAXTER INTERNATIONAL INC.
Vote on Directors

Directors recommend a vote FOR the Nominees:	Vote on Proposals

1.	Election of Directors.
	Nominees:	For	Against	Abstain
	1a. Blake E. Devitt	☐	☐	☐
	1b. John D. Forsyth	☐	☐	☐
	1c. Gail D. Fosler	☐	☐	☐
	1d. Carole J. Shapazian	☐	☐	☐

Directors recommend a vote FOR proposal 2:		For	Against	Abstain
2.	Ratification of independent registered public accounting firm	☐	☐	☐

Directors recommend a vote FOR proposal 3:		For	Against	Abstain
3.	Approval of 2007 Incentive Plan	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BAXTER INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders to be held on May 1, 2007
This Proxy is Solicited on Behalf of the Board of Directors of Baxter International Inc.
The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and David P. Scharf, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Shareholders to be held on May 1, 2007, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the four directors; in accordance with the Board of Directors’ recommendations on the other matters listed on this card; and at their discretion on any other matter that may properly come before the meeting.
This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan.
     If no directions are given, this proxy will be voted FOR the election of directors and FOR Proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)